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EXHIBIT (c)(3)
                      FORM OF INFORMATION AGENT AGREEMENT


                                                                November 7, 1997


Unisys Corporation
P. O. Box 500
Blue Bell, PA  19424


                               LETTER OF AGREEMENT
                               -------------------


This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which Georgeson & Company Inc. ("Georgeson") has been retained by Unisys Corporation ("Unisys") as Information Agent in connection with the Offer of Premium Upon Conversion of Unisys 8-1/4% Convertible Notes due 2006 (the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

     1. During the term of the Agreement, Georgeson will: provide advice and consultation with respect to the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from noteholders and their representatives; provide prompt and accurate information from the Offer documents to such persons; and, if requested, call individuals who are registered holders.

     2. Unisys will pay Georgeson a fee of $10,000, of which half is payable in advance per the enclosed invoice and the balance at the expiration of the Offer, plus an additional fee to be mutually agreed upon if the Offer is extended more than fifteen business days beyond the initial expiration date. If Georgeson is requested to call individuals who are registered holders, Unisys Corporation will pay Georgeson an additional sum computed on the basis of $8.00 per call. In addition, Unisys will reimburse Georgeson for reasonable costs and expenses incurred by Georgeson in fulfilling the Agreement, including but not limited to: expenses incurred by Georgeson in the preparation and placement of newspaper ads, including typesetting and space charges; postage and freight charges incurred by Georgeson in the delivery of Offer documents; printing costs; charges for the production of shareholder lists (paper, computer cards, etc.), statistical analyses, mailing labels, or other forms of information requested by Unisys or its agents and other expenses or disbursements authorized by Unisys or its agents.

     3. If requested, we will check, itemize and pay, on your behalf, from funds provided by you, the charges of brokers and banks, with the exception of ADP Proxy Services which will bill you directly, for forwarding Offer materials to beneficial owners. To ensure that we have sufficient funds in your account to pay these bills promptly, you agree to provide us, at the time we complete the initial delivery of this material, with a preliminary payment equal to 75% of the anticipated broker and bank charges for distributing this material. For this service, you will pay us five dollars and fifty cents ($5.50) for each broker and bank invoice paid by us. If you prefer to pay these bills directly, please strike out and initial this clause before returning the Agreement to us.

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Unisys Corporation
November 7, 1997
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     4. Georgeson hereby agrees not to make any representations not included in the Offer documents.

     5. Unisys agrees to indemnify and hold Georgeson harmless against any loss, damage, expense (including, without limitation, reasonable legal and other related fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence, misconduct or breach hereof). At its election, Unisys may assume the defense of any such action. Georgeson hereby agrees to advise Unisys of any such liability or claim promptly after receipt of any notice thereof. Georgeson hereby agrees not to settle any litigation in connection with any claim or liability with respect to which Georgeson may seek indemnification from Unisys without Unisys prior written consent. The indemnification contained in this paragraph will survive the term of the Agreement.

     6. Georgeson agrees to preserve the confidentiality of all non-public information provided by Unisys or its agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.

IF THE ABOVE IS AGREED TO BY YOU, PLEASE SIGN AND RETURN THE ENCLOSED DUPLICATE OF THIS AGREEMENT TO GEORGESON & COMPANY INC., WALL STREET PLAZA, NEW YORK, NEW YORK 10005, ATTENTION: MARCY ROTH, CONTRACT ADMINISTRATOR.


ACCEPTED:                                Sincerely,

UNISYS CORPORATION                       GEORGESON & COMPANY INC.


By: /s/ Angus F. Smith                   By: /s/ Kay DeAngelis
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        Angus F. Smith                           Kay DeAngelis

Title: Vice President and Treasurer      Title: Senior Managing Director
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Date:  November 7, 1997
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